EXHIBIT 99.1

OmniReliant Holdings Enters into Purchase Agreement to Acquire Assets of Abazias, Inc.

CLEARWATER, Fla., December 9, 2008 –   On December 3, 2008, OmniReliant Holdings, Inc. (“OmniReliant”) OTCBB: ORHI entered into a securities purchase agreement (the “Purchase Agreement”) with Abazias, Inc. (“Abazias”) OTCBB: ABZA, a Delaware corporation and Abazias.com, Inc., (“Abazias Sub”), a Nevada corporation and wholly owned subsidiary of Abazias, pursuant to which OmniReliant purchased substantially all of the assets of Abazias Sub for an aggregate purchase price of: (i) a loan in the amount of Five Hundred Thousand Dollars ($500,000) (the “Loan”) and; (ii) the issuance of up to thirteen million one thousand (13,001,000) shares of the Company’s zero coupon convertible preferred stock (the “Preferred Stock”) to the Shareholders of Abazias, subject to adjustment as set forth in the Purchase Agreement.

Upon the Closing of this transaction Abazias Sub will become a wholly owned subsidiary of the Company.  Commensurate with the entering into of the Agreement, Abazias Sub has entered into Employment Agreements with Oscar Rodriguez and Jesus Diaz, with Mr. Rodriguez serving as Chief Executive Officer and President of Abazias Sub and Mr. Diaz serving as Vice President, Chief Financial Officer and Chief Operating Officer of Abazias Sub.

Recently, Abazias, Inc. was featured in Internet Retailer Top 500 Guide. Abazias is showcased as one of the 500 trailblazers who have helped make Internet retailing one of the fastest growing segments of the U.S. retail industry. The staff editors of Internet Retailer chose to include Abazias based on its sales, corporate strategies, merchandising, and marketing tactics (http://www.abazias.com/).

Paul W. Morrison, CEO of OmniReliant Holdings, Inc. stated, 'Oscar Rodriguez and Jesus Diaz have built a strong team and formidable e-commerce website for diamonds and jewelry that competes with such companies as Blue Nile. With our recent purchase of our studio we have the ability to give access to the Abazias team to film diamonds/jewelry segments and instructional videos for their website and even to launch their own jewelry TV channel’

About Abazias

Abazias showcases over 150,000 diamonds, valued at over $1 billion on its website. Most of Abazias.com's diamonds are GIA, AGS or EGL certified. Abazias offers the 'Couples Diamond(R)' which is required to meet even higher standards for cut, clarity and dimensions. Abazias is also a full-service jeweler offering a large selection of settings for stones purchased and other jewelry. For more information about Abazias, visit the company's website at www.abazias.com.

About OmniReliant Holdings, Inc.

The Company, through its wholly owned subsidiary, OmniReliant Corporation, engages in the creation, design, distribution, and sale of affordable luxury products available to U.S. and international consumers. The Company plans to market its products through direct response infomercials, live shopping networks, ecommerce, direct mail and traditional retail channels. The corporate offices of OmniReliant are located at 14375 Myerlake Circle, Clearwater, FL 33760. For additional information visit www.omnireliant.com.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and OmniReliant results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and OmniReliant undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

SOURCE OmniReliant Holdings, Inc.

Contact Information:

OmniReliant Holdings, Inc., Clearwater, Florida

Paul Morrison, CEO and President (727) 230-1031